Exhibit 10.11

Amendment No. 2

To the

LINCOLN NATIONAL CORPORATION

DEFERRED COMPENSATION &

SUPPLEMENTAL/EXCESS RETIREMENT PLAN

Amended and Restated Effective December 31, 2013

Pursuant to Section 10.2 of the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “Plan”), Lincoln National Corporation (the “Corporation”) amends the Plan effective December 31, 2015, as follows:

1.Amend the definition of “Termination Year Account” under Article I, Definitions to read as follows:

“‘Termination Year Account’ means an Account established by the Company for each Participant, where the Valuation Date is the first of the month that is thirteen (13) full months after the date the Participant experiences a Separation from Service, regardless of whether such separation is voluntary or involuntary.  A Participant may establish a second Termination Year Account for Elective Deferrals and Matching Contributions made to the plan after 2015 in the event the Participant wishes to elect an alternative distribution form pursuant to Section 7.2(d) for such Account.  A Participant may have no more than two (2) Termination Year Accounts that contain a balance at any time.”

2.Amend Section 2.2 in its entirety to read as follows:

“2.2Eligibility to Make Elective Deferrals.  The following employees of an Employer may make Elective Deferrals under the Plan:

(a)employees who have an Annual Salary of at least $200,000, determined as of the applicable dates designated by the Benefits Administrator (notwithstanding the foregoing, employees who utilize established compensation to satisfy the Plan’s Annual Salary eligibility threshold must have established compensation of at least $200,000 for the Plan Year to which the employee’s Compensation Deferral Agreement under Section 6.2 relates);

(b)newly-hired employees whose starting Annual Salary is at least $200,000; and

(c)newly-eligible employees (based on a mid-year raise and/or promotion and at the sole discretion of the Benefits Administrator).”

3.Amend Section 7.2 (b) in its entirety to read as follows:

“(b)Secondary Elections.  A Participant may make a Secondary Election to choose an Alternative Benefit Commencement Date and/or Alternative

Distribution Form, as described in Sections 7.2(c) and (d) below, provided such Secondary Election does not cause the Participant to have more than five (5) Accounts that contain a balance at any one time.  A Secondary Election is not valid unless it meets the following conditions:  (i) it must be made at least 366 days prior to the Valuation Date for the Benefit Commencement Date indicated by the Participant’s Initial Election or prior valid Secondary Election, as applicable, (elections may not take effect for twelve (12) months after the date on which the election is made) and (ii) the election to change the Benefit Commencement Date and/or form of distribution must defer or delay payment of the Participant’s benefit for at least five (5) years from the Benefit Commencement Date indicated by the Participant’s Initial Election or prior valid Secondary Election, as applicable, and (iii) it may not push the Participant’s Benefit Commencement Date past the year the Participant attains age 70.

Notwithstanding the foregoing, a Participant may make only one Secondary Election after his or her Separation from Service.”

4.In all other respects, said Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation has executed this Amendment No. 2 to the Plan.

LINCOLN NATIONAL CORPORATION

/s/ Dennis R. Glass____________________

Dennis R. Glass

President and Chief Executive Officer